                                                                     EXHIBIT 5.1

                                 December 9, 1997


The Krystal Company
Krystal Aviation Co.
Krystal Aviation Management Co.
One Union Square
Chattanooga, Tennessee  37402

          Re:  The Krystal Company, Krystal Aviation Co. and
               Krystal Aviation Management Co.
               Registration Statement on Form S-4
               $100,000,000 10 1/4% Senior Notes due 2007
               ---------------------------------------------

Gentlemen:

          We are acting as counsel to The Krystal Company, a Tennessee corporation (the "Company"), and Krystal Aviation Co., a Tennessee corporation, and Krystal Aviation Management Co., a Tennessee corporation (each a "Guarantor" and together the "Guarantors"), in connection with the registration under the Securities Act of 1933, as amended, of $100,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2007 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"). The Exchange Notes will be issued pursuant to the terms of an Indenture, dated as of September 26, 1997, between the Company and SunTrust Bank, Atlanta, as trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 1, dated as of September 26, 1997, among the Company, the Guarantors and the Trustee (the "Indenture"), in exchange for the identical principal amount of any and all of the Company's outstanding 10 1/4% Senior Notes due 2007 (the "Private Notes," which with the Exchange Notes are sometimes referred to collectively as the "Notes"). In connection with the foregoing, we have examined the Company's and each Guarantor's Charter, the Company's and each Guarantor's Bylaws, the corporate proceedings taken by both the

Company and each Guarantor to authorize the offering, sale and issuance of the Notes, the Indenture (including the form of the Exchange Notes), and the Registration Statement. We also have examined and relied upon such other records, documents and instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

          Based upon the foregoing, we are of the opinion that:

          1. The Company and each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee.

          2. The Exchange Notes have been duly authorized and, when issued and exchanged for the Private Notes in accordance with the terms of the Exchange Offer described in the Prospectus included in the Registration Statement, will be validly issued and binding obligations of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                              Very truly yours,


                              /s/ Miller & Martin
                              -----------------------------------------------
                              MILLER & MARTIN



HFS/shk